EXHIBIT 10.35

Sudbrook Associates LLP
Healthcare Corporate Advisors
Russett House
6 The Drive
Cobham
KT11 2JQ

Strictly Private and Confidential

Dear Sirs,

1. Engagement

We write this engagement letter agreement (this “Agreement”) to confirm the terms on which Sudbrook Associates LLP (“Sudbrook” or “us”) has been engaged (“the Engagement”) by Medgenics, Inc. (the “Company” or “you”) to act as its sole corporate finance advisor in order to provide the services described herein during the period of the Engagement.

2. Scope of Work

Sudbrook will provide the services detailed in Part 1 of Schedule 1 to the Company in regard to the Company’s proposed transaction with Shire Plc (the “Transaction”):

3. Exclusive Engagement

3.1           During the period of the Engagement (“the Engagement Period”), the Company will not appoint any third party as an additional corporate finance advisor in relation to the Transaction.

3.2           If the Company does not wish to proceed with a Transaction during the Engagement Period and within 6 months of the date of termination or expiration of this Engagement it or any of its affiliates enters into or completes a transaction having similar terms and effect to the Transaction, the Company will pay Sudbrook the fees as and when provided in Part 2 of Schedule 1 after the successful closing of that transaction.

4. Remuneration

4.1           Following the successful closing of a Transaction, the Company agrees to pay Sudbrook the fees as and when provided in Part 2 of Schedule 1 and to pay the reasonable expenses incurred by Sudbrook in accordance with paragraph 4.2.

4.2
Unless otherwise agreed, the Company must pay all reasonable costs, charges and expenses (together “Expenses”) in connection with the Transaction or the Engagement including all reasonable out of pocket expenses incurred by Sudbrook (including roadshow, travel and hotel expenses), all stamp duty, stamp duty reserve tax and any other stamp, transfer or registration duty or tax and any related fines, costs penalties or interest otherwise payable in connection with the Transaction (save for any such fines, costs penalties or interest incurred as a result of any acts or omissions of Sudbrook); all fees, commissions, costs, charges and expenses payable to the FSA, the LSE or any other exchange or regulatory or similar body; the reasonable fees, commissions, costs, charges and expenses of all legal, accountancy, and other advisors, receiving bankers, depositories, custodians and registrars engaged by the Company; and all printing, postage and advertising expenses required for the Transaction. Any individual costs and/or Expenses which are anticipated to exceed £500 require the prior written approval of the Company before being incurred by Sudbrook. Expenses incurred under this paragraph 4.2 shall be reimbursed within 30 days after receipt of detailed invoice therefor.

5. Authorities

5.1           Sudbrook is authorised by the Company to do all reasonable things which are necessary or desirable to carry out the Engagement (including acting as the Company’s agent or through agents, which may include Sudbrook’s officers, partners or employees provided the Company has given its prior written approval in relation to such actions as agents) or to comply with applicable law. The Company agrees to ratify and confirm everything lawfully done in the exercise of this authority. Notwithstanding anything to the contrary contained herein, Sudbrook shall have no authority to enter into any agreements, documents or consents related to the Transaction on behalf of the Company. The Company shall have the sole right to approve, accept or reject any and all terms related to the Transaction.

5.2           Sudbrook can assume that instructions have been properly authorised by the Company if they are given in writing by the Company’s Chairman or CEO.

6. Confidentiality

6.1           All material non-public information that is furnished to Sudbrook by or on behalf of the Company during the term of the Engagement will be used by Sudbrook solely for the purposes of the Engagement and will be treated confidentially and will be subject to the confidentiality provisions set forth on Schedule 3 attached hereto.

6.2           Sudbrook’s obligations under this Paragraph 6 relating to other information, other than technical information (as set out below), shall remain in effect throughout the term of this Agreement and any renewal hereof and for a period of three years after the termination of this Agreement. For technical information related to the development, design and manufacture of the Company’s products, this Section 6 shall remain in effect throughout the term of this Agreement and any renewal hereof and for a period of six years after the termination of this Agreement.

7. Information provided by the Company

Sudbrook shall be entitled to rely upon the accuracy and completeness of all information provided by the Company and is not required to conduct a physical inspection or audit of any of the properties, assets or liabilities of the Company or anyone else. Sudbrook shall be entitled to assume that any forecasts and projections made available by the Company (or on their behalf) to Sudbrook have been prepared reflecting the best available estimates and judgements of die Company and that these estimates and judgements are reasonable. If during the course of the Engagement the Company subsequently discovers any such information, in whole or in part, to be or likely to be untrue, inaccurate or misleading, it shall notify Sudbrook promptly.

8. Liability

The Company agrees to indemnify Sudbrook and certain others on the terms of Schedule 2.

9. Expiration and Termination of Engagement

The Engagement Period and this Agreement shall expire twelve (12)months after the date of this Agreement, unless the parties mutually agree in writing to extend the term. Sudbrook has the right to terminate the Engagement Period and this Agreement at any time upon giving at least one month’s written notice to the Company and not be liable for any losses, costs or damages which the Company may incur as a result of such termination except for as a result of Sudbrook’s fraud or negligence. The Company has the right to terminate the Engagement Period and this Agreement at any time upon giving one month’s written notice to Sudbrook and not be liable for any losses, costs or damages which the Company may incur as a result of such termination except as provided in the following two sentences of this Paragraph 9 and except for as a result of the Company’s fraud or negligence. Subject to the terms of this Paragraph 9, termination by either party will not affect any accrued rights or obligations and Sudbrook will remain entitled to receive, in full, all fees and expenses for which the Company is liable under the terms of this Agreement up to the date of such termination. Upon any termination or expiration of the Engagement and this Agreement, Schedule 2 and Paragraphs 3.2, 6, 7, 8, and 10 -12 of this Agreement shall remain in full force and effect notwithstanding any such termination or expiration.

10. Entire Agreement

This Agreement sets out the entire agreement and understanding between the Company and Sudbrook in connection with the Engagement and shall be effective from the date last written on the signature page hereto. Schedules 1, 2 and 3 attached hereto are deemed to be integral parts of this Agreement.

11. Complaints

Any formal complaints relating to Sudbrook and in connection with the Engagement should be made in the first instance in writing to Sudbrook’s compliance officer, who has initial responsibility for complaints procedures.

12. Governing Law

This Agreement shall be governed by and construed in accordance with English law and the Company irrevocably submits to the exclusion jurisdiction of the English Courts in connection with any matter arising from it.

13. General

Please sign and return to us the duplicate of this Agreement as an acknowledgement of your acceptance of its terms.

The signature below hereby confirms your acceptance of the terms of this Agreement.

Yours faithfully,

/s/ James Culverwell
James Culverwell, Partner

For and on behalf of Sudbrook Associates LLP

Date:  5th May 2010

/s/ Andrew L. Pearlman
Andrew L. Pearlman

For and on behalf of Medgenics, Inc.

Date:  5th May 2010

SCHEDULE 1: SERVICES AND FEES
PART 1: SERVICES

1.	Services

1.1	Transaction Services

•	Introducing the Company to Shire plc;

•	Assisting, when requested by the Company, with the preparation of any documentation required for the Transaction including an information memorandum and management presentation,

•	Providing advice on the structure and terms of the Transaction and assisting, when requested by the Company, with the evaluation and negotiation of the Transaction.

1.2	Our Services are subject to the following:

•
Our involvement in the preparation and publication of any communication in connection with the Engagement does not constitute authorisation of the contents of that document or any part of it, save to the extent expressly stated in that document.

•
Nothing in this Agreement requires us to provide specialist or technical advice (for example, on legal, regulatory, actuarial, accounting or taxation matters) which can be obtained from other professional advisors or for advising on the commercial aspects of the Transaction.

•
It is your responsibility to ensure that the advice received from your other professional advisors in relation to the Transaction is adequate and to the requisite standard for the purposes of the Transaction. We can assume all such advice is adequate and of the requisite standard without taking independent steps to verify this.

•
In particular, we are not responsible for carrying out any due diligence investigations on your behalf. You should rely on your own expertise and that of your other professional advisors in defining the scope of any due diligence exercise and in formulating and assessing its conclusions.

•
Nothing we do in performing our services shall be construed as advice to proceed or not to proceed with the Transaction or any other transaction which may come within the scope of our advice. These are matters for commercial decision and are your responsibility. Whilst our advice may be a factor taken into account by you when deciding whether or not to proceed, regard must be had by you to the limitations on the scope of our advice as set out in this Agreement and/or any subsequent advice provided by you and any other factors, commercial or otherwise, of which you and your other advisors are, or should be or become aware of other than our work.

Part 2: Fees for the Transaction

2.0   Fees

2.1
The Company agrees to pay Sudbrook a Success Fee of 2% of the cash and non-cash consideration received by the Company from Shire plc or its affiliates in connection with the Transaction (“Consideration”). Consideration shall include, but is not limited to, fees, milestones, royalties and licensing revenues and includes payment in cash, shares, loan stock or other non-cash consideration. Consideration shall also include any consideration paid to the Company in the event of a successful offer to acquire part or all of the issued share capital of the Company. Notwithstanding anything to the contrary contained herein, funds provided by Shire plc or its affiliates for the reimbursement or direct payment of research and development expenses, including, without limitation, employee costs and expenses, shall not be deemed to be Consideration and no Success Fee shall be due to Sudbrook in connection therewith.

A Success Fee with respect to any Consideration received by the Company shall be paid to Sudbrook within 30 days of the Company’s actual receipt of such Consideration. For example, if the Transaction provides for the payment of $1.0 million upon the achievement of a certain milestone and such milestone is achieved, then the Company shall pay to Sudbrook a $20,000 Success Fee within 30 days after the Company receives from Shire plc or its affiliates the $1.0 million milestone payment. In the event that such milestone is not achieved or Shire plc or its affiliates fails to make the milestone payment, the Company shall not be obligated to pay such Success Fee.

If any portion of the Consideration is paid in the form of securities, the value of such securities, for the purposes of calculating the Transaction Value, will be determined by the average of the closing prices, on the principal investment exchange on which, they are listed or dealt in, on the five trading days ending five days prior to the date the securities are issued to the Company, its affiliates or stockholders. If such securities are not traded on a public market at that time, the value of the securities shall be the fair market value on the day when the securities are issued to the Company, its affiliates or stockholders. If the fair market value cannot be agreed by both parties a valuation will be sought from a third party whose appointment is agreed by both Sudbrook and the Company.

2.2	All sums payable under this Agreement are exclusive of VAT (if any).

2.3	The Company must pay the above fees together with all VAT payable on them to Sudbrook.

SCHEDULE 2: INDEMNITY

1.	Indemnity

1.1	The Company irrevocably agrees with Sudbrook (and for the benefit of the Indemnified Persons) that:

(A)
it will fully indemnify and hold harmless Sudbrook and each other Indemnified Person from and against any and all actions, claims, demands, proceedings brought by any third party whether pending, threatened or actual and whether successful, compromised, settled or discontinued (collectively “Claims”) and any liabilities, losses, damages, costs, charges and expenses of whatever nature and in whichever jurisdiction (collectively “Losses”) which may be suffered or incurred by, Sudbrook or any other Indemnified Person as a result of such Claims and which relate to or arise from, directly or indirectly, the Engagement (including, without limitation, in relation to any financial promotion (as referred to in section 21, FSMA) distributed on the Company’s behalf);

(B)
the Company will reimburse Sudbrook and any other Indemnified Person promptly on demand by Sudbrook or any such other Indemnified Person in full for all Losses incurred in connection with investigating, responding to, preparing for, defending or appearing as a witness in any such Claim, whether or not in connection with pending or threatened litigation, arbitration or other alternative dispute resolution procedures to which Sudbrook or any other Indemnified Person is a party or otherwise involved, and whether or not resulting in liability on the part of any such person, provided that Sudbrook and any other Indemnified Person wishing to claim under the indemnity in paragraph (A) above complies with the provisions of paragraph (C) below and that the Company will not be responsible for any Claims or Losses to the extent that (i) they are judicially determined to have arisen from Sudbrook’s fraud, wilful default or negligence (or that of an Indemnified Person) or the material breach by Sudbrook of its obligations to the Company under the Agreement or (ii) they arise as a result of a breach by Sudbrook or an Indemnified Person of its duties under the FSA Rules or under the regulatory system (as defined in such Rules);

(C)
the indemnity given in paragraph (A) above is subject to Sudbrook or any other Indemnified Person wishing to claim the benefit of the indemnity: (i) notifying the Company in writing as soon as reasonably practicable of any Claim and providing full details of the same, (ii) allowing the Company a reasonable period of time to make representations as to the conduct of the defence, or the terms of compromise, settlement or dealing with any Claim (iii) at the Company’s expense, co-operating with the Company and giving all such information as the Company may request in connection with any Claim brought against Sudbrook or any Indemnified Person; and (iv) not taking any action which might prejudice the position of Sudbrook or any Indemnified Person or the Company in relation to any such Claim, in particular not, without the prior written consent of the Company, settling or compromising or consenting to the entry of any judgment with respect to any pending or threatened Claim in respect of which indemnification may be sought under this Schedule 2;

(D)
no claim will be made against Sudbrook by the Company or any Associate of the Company in respect of the Engagement or the Agreement, and the Company will use all its reasonable endeavours to procure that no Claim will be made by any other person, except in each of these circumstances as a result of Sudbrook’s fraud, wilful default, negligence or breach of its obligations to the Company under the Agreement or as a result of a breach by Sudbrook or an Indemnified Person of its duties under the FSA Rules or FSMA or under the regulatory system (as defined in the FSA Rules), and neither Sudbrook nor any other Indemnified Person will have any liability whatsoever to the Company or any Associate of the Company for or in connection with the Engagement or the Agreement except to the extent that (i) such liability is judicially determined to have arisen from Sudbrook’s fraud, wilful default or negligence or breach of its obligations to the Company under the Agreement or (ii) results from a breach by Sudbrook or an Indemnified Person of its duties under the FSA Rules or under the regulatory system (as defined in the FSA Rules),

(E)
Sudbrook will fully indemnify and hold harmless the Company, its Associates and any successor or assignee of any such person from and against Sudbrook’s fraud, wilful default, negligence or breach of its obligation to the Company under this Agreement (“Sudbrook Claims”) and any liabilities, losses, damages, costs, charges and expenses of whatever nature and in whichever jurisdiction (collectively “Losses”) which may be suffered or incurred by, the Company, its Associates and any successor or assignee of any such person as a result of such Sudbrook Claims, and shall provide reimbursement in connection with Sudbrook Claims, on the same terms, as the Company agrees to provide under the provisions of paragraph (B) in connection with Claims. The indemnity given in this paragraph (E) is subject to the terms of paragraph (C) as they may apply to such a Sudbrook Claim.

(F)
nothing in this Schedule 2 shall restrict or limit the Company’s, Sudbrook’s or any Indemnified Person’s general obligation at law to mitigate a loss it may suffer or incur as a result of an event that may give rise to a claim under the indemnity in paragraph (A) or (E) above;

(G)
all sums payable under this Schedule 2 must be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the payee will pay such additional amount as to ensure that the net amount received by the payor will equal the full amount which would have been received by it had no such deduction or withholding been made;

(H)
if HM Revenue & Customs or any other taxing authority brings into charge to tax any sum payable under this Schedule 2 by way of reimbursement or indemnity and no tax relief was available for the loss giving rise to the reimbursement or indemnity, the amount so payable shall be grossed up by such amount as ensures that after deduction of the tax so chargeable (ignoring for this purpose the availability of any reliefs or other deductions available to the payee) there shall be left a sum equal to the amount that would otherwise be payable as a result of such reimbursement or indemnity;

(I)	References in this Schedule 2 to:

“Affiliate” means, in relation to a body corporate, any subsidiary undertaking or parent undertaking of that body corporate, and any subsidiary undertaking of any such parent undertaking for the time being as those terms are defined in the Companies Act 2006;

“Associates” means, in relation to an undertaking, the officers, directors and employees from time to time of the undertaking, any Affiliates of the undertaking and the officers, directors and employees from time to time of any such Affiliates; and

“Indemnified Persons” are to Sudbrook, its Associates and any successor or assignee of any such persons;

(J)	this Schedule 2 is in addition to any rights which Sudbrook or any other Indemnified Person may have under common law or otherwise including, but not limited to, any right of contribution; and

(K)	the benefit of the provisions in this Schedule 2 will survive termination of the Engagement.

SCHEDULE 3: CONFIDENTIALITY

The parties agree that, in the course of the Engagement it may be necessary or desirable for the Company to disclose to Sudbrook certain confidential and proprietary information regarding the Company and its business, properties and assets, including, without limitation, the Company’s (i) inventions, processes, and specifications, (ii) trade secrets, unpublished patent applications and any and all other proprietary information whether embodied in the Company’s products, processes or otherwise, (iii) past, present and future research, (iv) compilations of information (including without limitation studies, records, reports, drawings, memoranda, drafts and any other related information), (v) business, development and marketing plans and/or proposals, (vi) training methods, and (vii) any and all other ideas, concepts, strategies, suggestions and recommendations relating, without limitation, to any of the foregoing or to any devices, products, processes or services offered or developed, or to be developed or proposed to be developed by the Company, in each case with respect to (i) - (vii) above, which concerns the Subject Matter (such information and materials, and any derivatives thereof, the “Confidential Information”). Sudbrook agrees as follows with respect to all Confidential Information:

1.
Sudbrook shall only use the Confidential Information for purposes of performing its obligations under the Engagement and shall obtain an executed confidentiality agreement, the form and substance of which has been previously approved by the Company in its sole discretion, from each and every party to which Sudbrook desires to evaluating, making, monitoring and disposing of investments in the Company, and shall not use the Confidential Information for any other purposes.

2.
Sudbrook shall treat all Confidential Information as the strictly confidential and exclusive property of the Company, and shall not directly or indirectly disclose or distribute such Confidential Information to any third party (except as provided in paragraphs 1 above).

3.
Confidential Information shall not include information which (a) was in the possession of Sudbrook or the affiliates prior to receipt from the Company; (b) was in the public domain at the time of receipt, or became a part of the public domain through no fault of Sudbrook; (c) is disclosed to Sudbrook or its affiliates by a third party lawfully entitled to make such disclosure; or (d) was independently developed by Sudbrook or its affiliates.

4.
If Sudbrook is required by judicial or administrative process to disclose any Confidential Information, Sudbrook shall promptly notify the Company and shall allow the Company a reasonable time to oppose such process. Sudbrook shall only disclose such Confidential Information pursuant to an appropriate protective order that preserves the confidentiality of such Confidential Information unless otherwise required by such judicial or administrative process and shall take all reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

5.
No provision of the Agreement shall be construed as an obligation of either party to enter into an agreement relating to any investment in the Company or to any products, technology or services, or as a grant of license or ownership rights to the Confidential Information or any invention, discovery or improvement made using such Confidential Information.

6.	Sudbrook will upon written request from the Company promptly return or destroy all copies of any documents, samples or other physical embodiments of the Confidential Information to the Company.

7.
Sudbrook acknowledges and agrees that the unauthorized disclosure or use of any Confidential Information in breach of the terms of this Schedule 3 or Section 6 of the Agreement will result in irreparable harm, injury and damage to the Company that cannot be adequately compensated by money damages alone. Therefore, Sudbrook hereby stipulates, acknowledges and agrees that upon proof satisfactory to a court or tribunal of competent jurisdiction of a breach or threatened breach of this Schedule 3 or Section 6 of the Agreement, the Company shall be entitled, in addition to any other remedies allowed by law, and without the requirement to post any bond or other security, to entry of a temporary restraining order, preliminary and/or permanent injunction, as the case may be, to restrain and enjoin any unauthorized disclosure or use of Confidential Information.

8.
Sudbrook hereby acknowledges that Medgenics is a company whose issued shares have been admitted to trading on the AIM market of London Stock Exchange plc. Confidential Information imparted and/or to be imparted by Medgenics to Sudbrook regarding Medgenics and/or its subsidiary is or may be inside information relating to Medgenics and/or the securities of Medgenics within the meaning of the United Kingdom’s Criminal Justice Act 1993. As such, Sudbrook may already be and, in any event, will hereafter become made “an insider” in relation to Medgenics.

9.	Sudbrook hereby agrees that, entirely without prejudice to the generality of the foregoing provisions hereof, that it will not:

(i)           use Confidential Information to deal or encourage any other person to deal in securities of Medgenics. Sudbrook will ensure that each of its employees, consultants and advisers to whom any of the Confidential Information is imparted expressly acknowledges the said status or potential status of the Confidential Information and will agree in writing to becoming “an insider” in relation to such Confidential Information prior to such disclosure being made to him or her. For the purposes of the foregoing the term “deal” is to be construed in accordance with the said Criminal Justice Act 1993;

(ii)           (and will procure that each of Sudbrook’s affiliates and subsidiaries will and will use its best efforts to procure that none of their respective related, connected or associated parties will) without Medgenics’ prior written consent directly or indirectly by purchase or otherwise, acquire (conditionally or otherwise), offer to acquire, or agree to acquire ownership or options to acquire such ownership or any rights whatsoever in respect of any share capital in Medgenics (or otherwise act in concert with any person who so acquires, offers to acquire or agrees to acquire) within twelve months from the date of the Agreement.